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                                                                     EXHIBIT 5.1


August 24, 1998

Electroglas, Inc.
2901 Coronado Drive
Santa Clara, California 95054

Ladies and Gentlemen:

               We have examined the Registration Statement on Form S-8 to be filed by Electroglas, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on August 24, 1998 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 800,000 shares of the Company's Common Stock (the "Shares"). The Shares are reserved for issuance pursuant to the Company's 1997 Stock Incentive Plan and 1998 Employee Stock Purchase Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

               It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

               We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                             Very truly yours,


                                             /s/ Morrison & Foerster LLP



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